Exhibit 2

IRREVOCABLE PROXY

TO VOTE STOCK OF

EJ FINANCIAL ENTERPRISES, INC. AND PHARMA NEVADA, INC.

This PROXY (as may be amended, supplemented or modified from time to time in accordance with the terms hereof, including any schedules or annexes hereto, this “Proxy”), dated as of July 17, 2019, is entered into by the persons set forth on Schedule A annexed hereto (each a “Stockholder” and collectively, the “Stockholders”).

WHEREAS, each Stockholder beneficially owns the equity interests of EJ Financial Enterprises, Inc. and Pharma Nevada, Inc. (collectively, the “Companies”) (collectively, the “Shares”) and deems it to be in his best interests to grant this Proxy.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholders hereby agree as follows:

1. Each Stockholder hereby irrevocably (to the fullest extent permitted by applicable law) appoints Rao Akella, as Proxy Agent (the “Proxy Agent”), as the sole and exclusive attorney and proxy of the Stockholder, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the fullest extent that Stockholder is entitled to do so) with respect to all of the Shares and any other voting rights they may have as stockholders of the Companies, and any and all other shares or securities of the Companies issued or issuable in respect thereof on or after the date hereof in accordance with the terms of this Proxy. Upon each Stockholder’s execution of this Proxy, any and all prior proxies (other than this Proxy) provided by such Stockholder with respect to the subject matter contemplated by this Proxy are hereby revoked with respect to such subject matter and Stockholder agrees not to grant any subsequent proxies with respect to such subject matter or enter into any agreement or understanding with any person or entity to vote or give instructions with respect to such subject matter in any manner inconsistent with the terms of this Proxy until after the Expiration Time (as defined below).

2. The Proxy Agent is hereby authorized and empowered by each Stockholder, at any time prior to the Expiration Time, to act as such Stockholder’s attorney and proxy to vote the Shares, and to exercise all voting rights of such Stockholder with respect to the Shares, at every annual, special or adjourned meeting of the stockholders of a Company and in every written consent in lieu of such meeting.

3. Until the Expiration Time, this Proxy is irrevocable to the fullest extent permitted by applicable law and is coupled with an interest sufficient in law to support an irrevocable proxy. As used herein, the term “Expiration Time” six months after the Stockholders provide written notice to the Proxy Agent of their election to terminate this Agreement which in no event shall occur during the three years immediately following this Agreement.

4. The Proxy Agent may not exercise this Proxy on any other matter that is not expressly set forth in the above provisions.

5. Any obligation of each Stockholder hereunder shall be binding upon the heirs, personal representatives, successors and assigns of each Stockholder.

6. This Proxy may not be amended or otherwise modified without the prior written consent of the Stockholders. This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Time.

Dated: July 17, 2019

/s/ John N. Kapoor
John N. Kapoor

/s/ John N. Kapoor
John N. Kapoor, as trustee of the John N. Kapoor Trust Dated September 20, 1989

Schedule A

Stockholder
John N. Kapoor
John N. Kapoor
John N. Kapoor, as trustee of the John N. Kapoor Trust Dated September 20, 1989